Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Caterpillar Financial Services Corporation of our report dated February 21, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
Peoria, Illinois
April 11, 2008